Silverado Gold Mines Ltd.

                                                                      Suite 505,
                                                        1111 West Georgia Street
                                             Vancouver, British Columbia V6E 4M3
                                                                  (604) 689-1535
                                                                  (800) 665-4646
                                                              fax (604) 682-3519
July 10, 1997

La Teko Resources Ltd.
Suite 500 - 625
Howe Street
Vancouver, B.C. V6C 2T6

Dear Sirs:

Re: Purchase of the Ryan Lode Property


We are enclosing an outline Of the terms under which we are prepared to purchase all of your interest in the Ryan Lode property. If you find the terms acceptable, please return the enclosed copy of this letter with your signed acknowledgment of acceptance. This letter and your acceptance will constitute a binding letter of intent, pursuant to which we will exercise our best efforts to conclude a formal purchase agreement as contemplated in item 3, and subject to your obtaining any necessary approval of the Vancouver Stock Exchange.

Yours truly
SILVERADO GOLD MINES LTD.

/s/ G.L. Anselmo, President
We hereby acknowledge our acceptance of the foregoing terms for the sale of the Ryan Lode property and agree to forthwith apply for the approval of the Vancouver Stock Exchange to the above transaction.

LA TEKO RESOURCES LTD.

Per: /s/ Gerald Carlson

              SILVERADO GOLD MINES LTD. AND LA TEKO RESOURCES LTD. Terms for the purchase and sale of the Ryan Property

1.   Due Diligence Period

Silverado will have the right to enter the property and conduct work reasonable for a due diligence assessment from the date of receipt of regulatory approval referred to in 5.(o) to the later of 60 days after receipt of such approval and two weeks after receipt of an Environmental Base Line Study to be completed by a party acceptable to Silverado and La Teko (the "Acceptance Date"), provided however that the Acceptance Date shall not be later than 120 days from the date of receipt of such approval.

2.   Environmental Base Line Study

The parties will retain and share equally the cost of a consultant (provided however that La Teko's share shall not exceed $30,000) to identify and assess environmental problems and concerns existing on the property and establish the existing environmental status of the property at the date of his report.

3.   Purchase and Sale Agreement

The parties agree to exercise best efforts to settle the terms of the purchase and sale of the property by July 31, 1997, which agreement will come into force at the end of the due diligence period on Silverado's election to purchase the property.

4.   Silverado's Election

Silverado will have the right at any time on or before the last day of the due diligence period to elect to purchase the property.

5.   Terms of the Agreement

(a) Silverado will, on its election, pay La Teko $500,000 and commit to spend not less than $1 million on the property before the first anniversary of the Acceptance Date.

(b) Silverado will allocate sufficient of the $1 million to rectifying the concerns identified by the Study to achieve either the resolution thereof, or the resolution thereof to the extent reasonably possible in the circumstances by the first anniversary of the Acceptance Date so as to eliminate or substantially reduce La Teko's exposure to liability for its previous work (this would be subject to any as yet unknown and major problem being identified by the Study).

(c) Silverado will on or before the first anniversary of the Acceptance Date pay La Teko $300,000 and commit to spend not less than a further $1 million on the property before the second anniversary of the Acceptance Date and will again allocate a portion of those funds to the completion of the resolution of environmental concerns referred to in (b).

(d) Silverado will on or before the second anniversary of the Acceptance Date pay La Teko $400,000 and commit to spend not less than a further $1 million on the property before the third anniversary of the Acceptance Date.

(e) Silverado will, on or before the third anniversary of the Acceptance Date pay La Teko $700,000 and commit to construct facilities necessary to place the property into production

(f) Silverado will proceed expeditiously with mill construction, however if the mill construction and tune-up is not completed and the property not in production with the mill for processing ore operating and tuned-up, by eighteen months after the third anniversary of the Acceptance Date, Silverado can extend the period for construction for one year by paying $500,000 to La Teko. 75% of such payment will be credited against the purchase price referred to in G). Silverado will have the right to extend the period for completion of mill construction for successive one year periods by paying $500,000 per year, with 75% of such payments to be applied to the purchase price referred to in (j)

(g) the obligation of Silverado to make the payments to La Teko and the expenditures on the property in (c), (d), (e) and (f), and the payment of the balance of the purchase price referred to in G) is subject to the proviso that Silverado may, by notice, not make any such payment or commitment with the result that the agreement would terminate but Silverado would remain liable for, and indemnify La Teko against all costs arising from, the work and other activities of Silverado on the property from the start of the due diligence period.

(h) the expenditure commitments on the property referred to in (a), (c) and (d) will be calculated on a cumulative basis.

(i) all work by Silverado on the property will be done in accordance with requisite permits.

(j) upon completion of construction of the milling facility and a maximum 30 day mill tune-up period, $3 million of the balance of the purchase price, which is $12 million less the cash payments made to La Teko as referred to in (a), (c), (d), (e), and (f), will be paid to La Teko, and the remainder of the balance of the purchase price will be paid 6 months thereafter.

(k) any revenues derived from the sale of products or ore from the property prior to the first payment in (j) shall be paid to La Teko upon receipt by Silverado, and will be credited against the $3 million payment referred to in (j).

(1) Silverado's obligations under the agreement will be subject to force majeure (which will not include lack of financing).

(m) Silverado will, upon electing to purchase the property, maintain the claims, advanced royalty payments, assessments, rentals and taxes in respect of keeping the property in good standing.

(n) Silverado will not process ore, heap leach or dispose of tailings on the property prior to completing the purchase of the property, provided however that Silverado may prepare the ore on the property for delivery to a processing location away from the property.

(o) this proposal is subject to the approval of the Vancouver Stock Exchange. La Teko will diligently apply for and exercise its best efforts to prosecute to conclusion such approval.

(p) Silverado will place the first Bartholomae property payment of $150,000 US in escrow on or before December 1, 1997.

(q) the title documents are to be placed in escrow until Silverado has made the payment referred to in 5(c).

(r) upon Silverado making the payment referred to in (q), the title documents are to be transferred out of escrow to Silverado and Silverado will execute a deed of trust in favor of La Teko to secure the payment obligations of Silverado.

(s)  all dollar amounts are in U. S. funds.